Exhibit 99.1

[CATO LOGO]

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE

CEO Approval ________

For Further Information Contact:
    Michael O. Moore
    Executive Vice President
    Chief Financial Officer
    704-551-7201

CATO REPORTS 2Q EARNINGS
Provides 2nd Half Guidance

Charlotte, N.C. (August 19, 2003) – The Cato Corporation (NYSE: CTR) today reported net income of $7.7 million or $.30 per diluted share for the second quarter ended August 2, 2003, compared to net income of $12.3 million or $.47 per diluted share for the second quarter ended August 3, 2002. Net income decreased 37% and earnings per diluted share decreased 36% from last year. Sales for the second quarter were $188.2 million, an increase of 1% over sales of $186.9 million last year. The Company’s second quarter comparable store sales decreased 7%.

For the six months ended August 2, 2003, the Company earned net income of $25.2 million or $.98 per diluted share, compared with net income of $30.6 million or $1.18 per diluted share for the six months ended August 3, 2002, a net income decrease of 18% and a per diluted share decrease of 17%. Sales were $385.5 million for the first half of 2003, a 1% increase over sales of $383.5 million last year. Comparable store sales decreased 7% for the first half.

“Second quarter results were unfavorably impacted by lower than planned sales and additional markdowns taken to bring inventory levels in line with current sales trends”, said John Cato, President, Vice Chairman and Chief Executive Officer.

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

During the first half, the Company opened 29 stores and relocated 12 stores. The Company is moving forward with its plan to open 90 new stores for the year.

On July 22, the Company announced its intention to repurchase approximately 5.1 million Class B shares from affiliates of the Company’s founders for $18.50 per share, or a total purchase price of $95 million. The Company intends to fund the transaction with a combination of $65 million of cash and a new $30 million five year term loan. The transaction is expected to close on August 22.

As previously reported, the Compensation Committee of the Board of Directors is in discussions with the Company’s founders regarding their retirement. These discussions are not related to the stock repurchase and have not yet been completed. However, the Company expects to reach an agreement with each of them in the third quarter. If so, the Company expects to take a charge in the third quarter related to the retirement agreements.

If current sales trends continue through the second half, the Company projects second half operating results to be below last year in the range of 25% to 30%. In addition, the Company expects second half net income and earnings per diluted share to be affected by the share repurchase and retirement agreements.

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company primarily offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, everyday. As of August 2, 2003, The Cato Corporation operated 1,051 stores in 26 states, compared to 972 stores in 24 states as of August 3, 2002. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

# # #

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED AUGUST 2, 2003 AND AUGUST 3, 2002
(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended

	August 2,	%	August 3,	%	August 2,	%	August 3,	%
	2003	Sales	2002	Sales	2003	Sales	2002	Sales

REVENUES
Retail sales	$188,218	100.0%	$186,900	100.0%	$385,522	100.0%	$383,517	100.0%
Other income (principally finance, late fees and layaway charges)	3,775	2.0%	3,815	2.0%	7,681	1.9%	7,689	2.0%

Total revenues	191,993	102.0%	190,715	102.0%	393,203	101.9%	391,206	102.0%

GROSS MARGIN (Memo)	55,602	29.5%	61,046	32.7%	125,908	32.6%	133,203	34.7%
COSTS AND EXPENSES, NET
Cost of goods sold	132,616	70.5%	125,854	67.3%	259,614	67.4%	250,314	65.3%
Selling, general and administrative	44,565	23.7%	44,061	23.6%	88,010	22.8%	89,444	23.3%
Depreciation	4,562	2.4%	3,254	1.7%	9,013	2.3%	6,362	1.6%
Interest and other income, net	(1,887)	-1.0%	(1,667)	-0.9%	(3,014)	-0.8%	(2,810)	-0.7%

Cost and expenses, net	179,856	95.6%	171,502	91.7%	353,623	91.7%	343,310	89.5%

Income Before Income Taxes	12,137	6.4%	19,213	10.3%	39,580	10.2%	47,896	12.5%
Income Tax Expense	4,406	2.3%	6,955	3.7%	14,368	3.7%	17,338	4.5%

Net Income	$7,731	4.1%	$12,258	6.6%	$25,212	6.5%	$30,558	8.0%

Basic Earnings Per Share	$0.30		$0.48		$0.99		$1.20

Basic Weighted Average Shares	25,478,008		25,516,138		25,458,696		25,397,580

Diluted Earnings Per Share	$0.30		$0.47		$0.98		$1.18

Diluted Weighted Average Shares	25,888,333		26,020,122		25,850,621		25,948,550

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	August 2,	August 3,	February 1,
	2003	2002	2003
	(Unaudited)	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$59,836	$73,517	$32,065
Short-term investments	66,255	37,474	74,871
Accounts receivable — net	53,092	51,973	54,116
Merchandise inventories	79,998	86,372	93,457
Other current assets	7,181	5,858	6,382

Total Current Assets	266,362	255,194	260,891
Property and Equipment — net	113,131	107,666	113,307
Other Assets	9,617	9,128	9,212

TOTAL	$389,110	$371,988	$383,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$88,014	$100,086	$98,282
Noncurrent Liabilities	15,010	13,520	14,964
Stockholders’ Equity	286,086	258,382	270,164

TOTAL	$389,110	$371,988	$383,410

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